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                                                                     Exhibit 5.1


                                November 27, 1996


Centura Software Corporation
1060 Marsh Road
Menlo Park, CA  94025


     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 29, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock reserved for issuance under the 1995 Stock Option Plan, 100,000 shares reserved for issuance under the 1992 Employee Stock Purchase Plan and 500,000 shares reserved for issuance under the 1996 Directors' Stock Option Plan, (collectively the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ Venture Law Group


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